UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2004

NORCROSS SAFETY PRODUCTS L.L.C.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-110531	61-1283304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 York Road, Suite 215 Oak Brook, Illinois 60523
(Address of Principal Executive Offices, including Zip Code)

(630) 572-5715
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2004 , Norcross Safety Products L.L.C., North Safety Products Inc., Morning Pride Manufacturing L.L.C., North Safety Products Ltd., Canadian Imperial Bank of Commerce (“CIBC”) as Syndication Agent, General Electric Capital Corporation as Documentation Agent, Fleet National Bank as Administrative Agent and the various lenders party thereto entered into the Fourth Amendment (the “Amendment”) to the registrant’s Second Amended and Restated Credit Agreement (“the Credit Agreement”).  The Amendment (1) permits the registrant’s parent company, NSP Holdings L.L.C. (“NSP Holdings”), together with its wholly owned subsidiary, NSP Holdings Capital Corp. to issue their 11¾% Senior Pay in Kind Notes due 2012, pursuant to an indenture made in connection therewith in an aggregate principal amount not to exceed $100,000,000 and (2) increases the amount of cash expenses permitted to be paid to NSP Holdings by its subsidiaries from $600,000 to $1,000,000.

CIBC, which is both a lender and the Syndication Agent under the Amendment owns 20.6% of NSP Holding’s Class A equity units and has 20% of the voting power of NSP Holdings.  Two of NSP Holdings’ six managers, Jay R. Bloom and Edward Levy, are employees of CIBC World Markets Corp, a subsidiary of CIBC.  CIBC World Markets Corp. was an initial purchaser of the $152,500,000 of 9 7/8% senior subordinated notes issued by the registrant in August 2003 and in connection therewith received $2.1 million in underwriting fees and had its expenses paid by the registrant.  As a lender, CIBC received an amendment fee of $8,225 from the registrant for consenting to the Amendment.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1                           Fourth Amendment to the Second Amended and Restated Credit Agreement, dated as of December 29, 2004, by Norcross Safety Products L.L.C., North Safety Products Inc., Morning Pride Manufacturing L.L.C., North Safety Products Ltd., Canadian Imperial Bank of Commerce as Syndication Agent, General Electric Capital Corporation as Documentation Agent, Fleet National Bank as Administrative Agent and the various lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORCROSS SAFETY PRODUCTS L.L.C.

/s/ David F. Myers, Jr.
Date:	January 18, 2004	By:	David F. Myers, Jr.
		Its:	Executive Vice President, Chief Financial
Officer, Secretary and Manager (Principal
Financial and Accounting Officer)